EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Wednesday, April 24, 2013



CHICAGO, ILLINOIS - April 24, 2013 - Melvin J. Gordon, Chairman,
Tootsie Roll Industries, Inc. reported first quarter 2013 net sales and net earnings.

First quarter 2013 net sales were $110,279,000 compared to $109,763,000 in first quarter 2012, an increase of $516,000. First quarter 2013 net earnings were $9,069,000 compared to $8,774,000 in first quarter 2012, and net earnings per share were $.15 and $.14 in first quarter 2013 and 2012, respectively, an increase of $.01 per share or 7%.

Mr. Gordon said, "First quarter 2013 net earnings benefited from more favorable ingredient costs as well as plant efficiencies driven by capital investments. We are continuing to make progress on restoring our margins to their historical levels before the increases in commodity and other input costs in recent years. Unfavorable foreign exchange in first quarter 2013 and a lower effective income tax rate in first quarter 2012 adversely affected the comparative results. The Company's first quarter 2013 net earnings per share did benefit from common stock purchases in the open market resulting in fewer shares outstanding."

























                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                   MARCH 30, 2013 & MARCH 31, 2012

                                             FIRST QUARTER ENDED
                                            2013              2012

Net Product Sales                      $ 110,279,000     $ 109,763,000

Net Earnings                           $  9,069,000      $  8,774,000

Net Earnings Per Share   *                 $ .15             $ .14

Average Shares Outstanding *              59,903,000        60,800,000




  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 5, 2013 and April 5, 2012.